UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2006

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2006, the Compensation Committee of the Board of Directors of New Century Financial Corporation, a Maryland corporation (the "Company"), approved the terms of a change in control severance policy to provide severance benefits to certain executives of the Company should their employment terminate in certain circumstances in connection with a change in control of the Company.

The Board of Directors or its delegate will select the executives who will be covered by the policy and their level of participation. In the event that a participant terminates employment for good reason, or in the event the Company terminates a participant’s employment without cause, within 18 months after or in certain circumstances preceding a change in control of the Company, the participant would be entitled to receive a cash lump sum payment equal to: the sum of the participant’s annual base salary and the greater of the participant’s target annual bonus for the year in which the termination occurs or the average of the participant’s bonus for the three preceding fiscal years; multiplied by either 2.0, 1.5 or 1.0, depending on the participant’s level of participation. In addition, the participant would be entitled to receive a prorated annual bonus for the fiscal year in which the termination occurs and continued group medical and life insurance coverage for the participant and his or her eligible dependents for a period of either 24 months, 18 months or 12 months following the termination, depending on the participant’s level of participation. In addition, should a participant’s benefits be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986, the Company will make an additional payment to the participant so that the net amount of such payment (after taxes) received by the participant is sufficient to pay the excise tax due (a "gross-up payment") unless the excise tax would be avoided by reducing the participant’s benefits by not more than 10% of the amount of the benefits otherwise payable (in which case the benefits would be so reduced in order to avoid application of the excise tax). A participant’s right to benefits under the policy is subject to the participant executing a release of claims in favor of the Company upon the termination of his or her employment.

To date, Kevin M. Cloyd, Executive Vice President of the Company and President of NC Capital Corporation, is the only named executive officer of the Company who has been selected as a participant under the policy. In the event of a termination of Mr. Cloyd’s employment that triggered severance benefits under the policy, Mr. Cloyd’s severance payment would be based on a multiplier of 2.0, and he would be entitled to continued group medical and life insurance coverage for a period of 24 months.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

June 15, 2006	By:	/s/ Robert K. Cole

Name: Robert K. Cole
Title: Chairman and Chief Executive Officer